Exhibit (a)(1)(H)

☐ Personnel Grant Status	BIRKS & MAYORS INC.

As of March 18, 2010

[Name]	ID:

STOCK OPTIONS

Number	Grant Date	Plan	Type	Granted	Price		Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
[Number]	[Date]	[Plan]	[Type]	[Shares]	$	[Price]	[Shares]	[Shares]	[Shares]	[Shares]	[Shares]	[Shares]

[Number]	[Date]	[Plan]	[Type]	[Shares]	$	[Price]	[Shares]	[Shares]	[Shares]	[Shares]	[Shares]	[Shares]

				[Shares]			[Shares]	[Shares]	[Shares]	[Shares]	[Shares]	[Shares]